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                                                      EXHIBIT 99(a)

[LOGO]
                                                                     NEWS
                                                                     RELEASE

PICO PRODUCTS, INC.
12500 Foothill Blvd.
Lakeview Terrace, California  91342
(800) 421-6511
FAX (818) 899-1381
                                                         CONTACT:
                                                         Jim Selzer
                                                                 VP and CFO
FOR  IMMEDIATE  RELEASE                                          (818) 834-7110


       PICO PRODUCTS SELLS ITS TRAP AND FILTER MANUFACTURING OPERATIONS AND
            ESTABLISHES A DISTRIBUTION ARRANGEMENT WITH THOMAS & BETTS


Lakeview Terrace, California - September 3, 1998: Confirming its earlier announcement of negotiations with prospective buyers, Pico Products, Inc. today completed the sale of its trap and filter manufacturing operations to Thomas & Betts Corporation for $5.2 million in cash. Pico will continue to market and sell its traps through a five year distribution agreement with Thomas & Betts who is a leading worldwide manufacturer of connectors and components for electrical and electronics markets including the cable television (CATV) industry.

Traps and filters are used in the cable television industry to control signals delivered to residential and/or business customers. Traps either allow or deny designated channels from being viewed by the customer. Filters are used to improve the reliability and protect the integrity of transmission data by removing or minimizing electronic noise that can be present in the CATV system. This latter capability has increasing importance as the CATV industry moves to expand its return path services including pay per view, telephony and internet communications.

Charles G. Emley, Jr., Chairman and Chief Executive Officer stated: "With this sale, and much of our cost restructuring behind us, Pico is now shifting its turnaround efforts to transform the business. It gives Pico the benefits of a strong manufacturing source for its traps and filters and the ability to concentrate our efforts on expanding its sales of these products. Our customers should be very pleased at our improved ability to sell and deliver large quantities of our Pico traps and filters. The Company has had a long history in this business ranging from being the first in the late 1970's to manufacture an outdoor positive trap through our current use of advanced surface mount design high pass and window filters in the growing CATV internet return path subscriber market.

"Proceeds from the sale will give Pico a much improved balance sheet with reduced debt and lower inventories. The reduction in carrying charges for the inventory alone will improve our liquidity. This along with an almost $4 million reduction in our SG&A year to year expense run rate will help immensely in shifting our resources to obtain and sell new products from suppliers with improved customer availability. "Also, Pico will be able to retire a portion of its outstanding warrants associated with its recent debt financings thereby reducing the risk of dilution to future shareholders earnings.


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"Finally, our distribution agreement with Thomas & Betts will include access for our customers to some of the finest hard line connectors, drop wire connectors and pole attachment hardware which are currently manufactured under the LRC, Diamond and Diamond-Sachs brand names."

Pico Products, Inc. manufactures and distributes broadband electronic systems and components for the worldwide cable television and telecommunications industry. The Company's headquarters are in Lakeview Terrace, California.

The foregoing statements describing the effects of the sale of the trap and filter manufacturing business are forward looking in nature and actual results may differ from those expressed or implied based upon a number of risk factors, including: the Company's ability to implement its sales strategies and reduce its cost structure, competitive actions, the nature and pace of technological development, and general economic and business conditions.


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